Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2013, except for Note 13 and Note 14 to the consolidated financial statements and except for the financial statement schedules listed in the accompanying index, as to which the date is July 29, 2013, relating to the financial statements and financial statement schedules, which appears in Essent Group Ltd.’s Registration Statement on Form S-1/A (No. 333-191193) filed on October 21, 2013.

/s/ PricewaterhouseCoopers LLP
Philadelphia, PA
November 5, 2013